EXHIBIT d.5

                               SECOND AMENDMENT TO
                              SUBADVISORY AGREEMENT

                               SECOND AMENDMENT TO
                              SUBADVISORY AGREEMENT

THIS AMENDMENT made effective as of the 1st day of January 1, 2003 amends that certain Subadvisory Agreement dated August 5, 1999, by and between Phoenix Investment Counsel, Inc. and Roger Engemann & Associates, Inc. on behalf of the Phoenix-Engemann Capital Growth Fund of the Phoenix Series Fund (the "Agreement") as hereinbelow provided.

                              W I T N E S S E T H :

         WHEREAS, the parties hereto wish to amend Schedule C of the Agreement to reflect the addition of a clause providing for a minimum fee to be paid to the Subadviser:

         NOW, THEREFORE, in consideration of the foregoing premise, Schedule C is hereby replaced with the Schedule C attached hereto and made a part hereof. Except as hereinabove provided, the Agreement shall be and remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers on this 28th day of February, 2003.

                        PHOENIX INVESTMENT COUNSEL, INC.


                        By:          /s/ Robert S. Driessen
                           ----------------------------------------------------
                        Name:    Robert S. Driessen
                        Title:   Vice President

                        ROGER ENGEMANN & ASSOCIATES, INC.


                        By:          /s/ Malcolm Axon
                           ----------------------------------------------------
                        Name:    Malcolm Axon
                        Title:   Chief Financial Officer

                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

         For services provided to the Trust pursuant to paragraph 3 hereof, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of 0.10% of the average daily net assets of the Phoenix-Engemann Capital Growth Fund up to $3 billion, and 0.30% of such value in excess of $3 billion. Further, such fee shall be equal to the greater of (a) the break point fee, or (b) $3 million, but in any event shall be no more than the advisory fee actually received by the Adviser. The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Trust and each Series shall be valued as set forth in the then current registration statement of the Trust.